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                                      exhibit 10h

                                 Twin Disc, Incorporated
                    Twinco Salaried Employees Short Term Incentive Plan
                                         FY 2004



     (1) PURUPOSE: The purpose of this Corporate Incentive Plan is to motivate salaried employees to grow the earnings and to efficiently utilize the assets of the Corporation. The ultimate aim is to increase Shareholder Value by achieving returns which are greater than the cost of capital off the Corporation.

     (2) ELIGIBILITY FOR PARTICIPATION: Participants will be all the salaried employees of the Twinco Operations.

     (3) ELIGIBILITY FOR INCENTIVE BONUS PAYMENT: Participants must be employed at the end of the Bonus Year in order to receive an Incentive Bonus. However, the Incentive Bonus will be prorated and paid to a Participant who dies, is disabled or retires during a Bonus Year. The proration will be based on the period of actual employment and earnings during that period. A Participant whose employment is terminated for any other reason prior to the end of a Bonus Year will not be entitled to an Incentive Bonus for that Bonus Year.

     (4) INCENTIVE AWARD DETERMINATION: The Twinco Salary Incentive Plan will be based on one criterion:

           * Achievement of Target RONAE as contained in the Annual Business Plan approved by the Board of Directors.

The approved Target RONAE for the current year is listed in Exhibit A.

     (5) PAYOUT RANGE: The payout range is recommended annually by the President-Chief Operation Officer for the approval of the Chairman-Chief Executive Officer and the Executive Selection & Salary Committee of the Board of Directors.

     (6)   DEFINITIONS:

     RETURN ON NET ASSETS EMPLOYED (RONAE): Operating Income divided by Average Net Assets Employed (Average NAE).

     OPERATING INCOME:   Operating Income as reported in the audited,
consolidated financial statements of the Company prior to accrual for the Incentive Bonus.

     NET ASSETS EMPLOYED (NAE):Balance sheet footing of total assets plus any reserve for LIFO valuation of inventory, less:

     - cash and cash equivalents; and
     - all non-interest bearing liabilities, regardless of maturity, with the exception of;
     - accrued interest
     - accruals for Incentive Bonuses
     - dividends payable

     AVERAGE NAE:   Thirteen (13) point average of NAE at the end of each month starting with the last day of the previous Bonus Year and ending with the last day of the current Bonus Year.

     (7) ADMINISTRATIVE GUIDELINES: Unless the Executive Selection & Salary Committee of the Board of Directors decides otherwise:

     - Losses resulting from bad debts, inventory write-downs, plant closures, or similar adjustments to asset values will be reflected in Operating Income and NAE from the date of adjustment.
     - Adjustments or material transactions not in the ordinary course of business, e.g., compliance with changes in accounting standards, litigation awards or settlements, insurance recoveries, transaction costs incurred in the acquisition or sale of a business unit, etc., will be excluded from the determination of Operating Income.
     - New acquisitions will be included in the determination of Operating Income and NAE for the date of acquisition.
     - Discontinued operations and divestitures will be included in the determination of Operating Income and NAE until the date of disposal;
       and
     - Gains or losses on the sale of subsidiaries, divisions or business units, whether by sale of assets, stock or other securities, will be excluded from the determination of Operating Income.

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     (8)   INDIVIDUAL SALARY BASE:  The Participant's total salary compensation for the Bonus Year:

     - Plus any salary deferred under an 401(k) plan;
     - Less any Incentive payments and other payments made in lieu of benefits.

     (9)   INCENTIVE YEAR:  The Company's fiscal year.

    (10) PAYOUT DATE:Established by the Executive Selection & Salary Committee of the Board of Directors but typically annually within four weeks after the Board's acceptance of the Company's annual audit report.

    (11) WITHOLDING TAXES: The Company shall deduct from all Incentive Bonus payments made under this program all taxes required by law to be withheld.

    (12) EMPLOYMENT NOT GUARNTEED:Neither this Incentive Bonus Program nor any action taken hereunder shall be construed as giving any Participant a right to remain as an employee of the Company at any time or for any period.

    (13) CONSTRUCTION: This Incentive Bonus Program shall be construed according the laws of the State of Wisconsin.

    (14) AMENDMENT OR TERMINATION: The Board of Directors of the Company may, without prior notice, amend or terminate this Incentive Bonus Program at any time.